Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement (Form S-1 No. 333-126569) and related Prospectus of Argyle Security Inc. for the registration of 4,075,046 shares of its common stock and 187,500 common stock purchase warrants and to the incorporation by reference therein of our report dated March 15, 2007, with respect to the consolidated financial statements of Argyle Security Acquisition Corporation (a development stage company) included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Antonio, Texas
August 20, 2007